Exhibit 99.1

Core-Mark Announces First Quarter 2008 Financial Results

South San Francisco, California – May 12, 2008 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the leading broad-line distributors in North America, announced financial results for the first quarter ended March 31, 2008.

First Quarter

Net sales were $1.35 billion for the first quarter of 2008 compared to $1.28 billion for the same period in 2007, a 5.4% increase. The increase in sales was accomplished despite a 1.4% decline in cigarette carton sales. Non-cigarette sales grew 11.0% in the first quarter of 2008 compared to the last year’s first quarter.

Gross profit for the first quarter of 2008 was $81.2 million compared to $75.5 million in the first quarter of last year. The first quarter of 2007 included an additional $3.2 million in cigarette holding profits compared to the same period this year. Gross profit, excluding both cigarette holding profits and LIFO expense, grew from $74.0 million in the first quarter of 2007 to $82.8 million, an 11.9% increase. This improvement was driven by our non-cigarette categories due primarily to candy price increases and our marketing initiatives.

The Company’s operating expenses for the first quarter of 2008 increased to $80.5 million from $71.7 million in the first quarter of 2007. A portion of this was due to an increase in employee benefit costs, related primarily to healthcare claims. Also included in this increase are start up costs of $0.7 million and operating expenses related to our new Toronto division.

The first quarter of 2008 resulted in a net loss of $0.5 million or $0.05 per diluted share, compared to net income of $2.1 million, or $0.19 per diluted share for the same period in 2007. In addition to the items mentioned above, the decrease in net income also includes a pre-tax foreign exchange loss of $1.0 million this quarter compared to $0.1 million in the first quarter of last year.

“Our core earnings continue to show solid growth, despite a weakening in consumer demand. The start-up of Toronto and the integration of new accounts generated planned one-time expenses, but I am pleased with the roll-outs overall. Our ability to sustain growth in non-cigarette gross profits validates that our marketing programs are resonating with our customers, a trend I expect will continue for the foreseeable future,” said Michael Walsh, President and Chief Executive Officer of Core-Mark.

Guidance for 2008

The Company reiterated its estimates that annual net sales for 2008 will approximate $6.0 billion, which is an 8% increase in net sales compared to 2007. This increase is expected to be driven primarily by market share gains offset by continued weakness in cigarette carton sales. Capital expenditures are expected to be approximately $20 million for 2008.

Investors Conference Call

Core-Mark will host an earnings call on Wednesday, May 14th, 2008 at 9:00 a.m. Pacific time during which management will review the results of the first quarter ended March 31, 2008. The call may be accessed by dialing 1-800-588-4973 using the code 21590821. The call may also be listened to on the internet website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com.

Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 22,000 retail locations in 45 states and five Canadian provinces through 25 distribution centers, two of which Core-Mark operate as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com

Safe Harbor

Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward looking statements.

Factors that might cause or contribute to such differences include, but are not limited to our dependence on the convenience store industry for our revenues; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market and collective bargaining agreements; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management and key personnel; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto; earthquake and natural disaster damage; failure or disruptions to our information systems; a general decline in cigarette sales volume; competition from sales of deep-discount brands and illicit and other low priced sales of cigarettes. See the “Risk Factors” section included in our Form 10-K, our most recent Form 10-Q and all other information discussed in our filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that may affect our business. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 X3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$19.6	$21.3
Restricted cash	12.6	11.5
Accounts receivable, net of allowance for doubtful accounts of $8.9 and $9.3, respectively	133.8	135.7
Other receivables, net	31.6	32.1
Inventories, net	202.3	216.4
Deposits and prepayments	32.9	36.9
Deferred income taxes	8.4	8.4

Total current assets	441.2	462.3

Property and equipment, net	68.7	69.3
Deferred income taxes	7.4	7.2
Goodwill	2.8	2.8
Other non-current assets, net	37.8	35.5

Total assets	$557.9	$577.1

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$62.7	$54.3
Book overdrafts	21.2	21.1
Cigarette and tobacco taxes payable	91.2	94.2
Accrued liabilities	55.2	56.7

Total current liabilities	230.3	226.3

Long-term debt, net	9.0	29.7
Other tax liabilities	13.7	13.7
Claims liabilities, net of current portion	31.3	31.2
Pension liabilities	9.8	9.7

Total liabilities	294.1	310.6

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized; 10,531,037 and 10,445,886 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively)	0.1	0.1
Additional paid-in capital	203.5	202.6
Treasury stock at cost, 97,854 shares of common stock	(2.9)	—
Retained earnings	63.9	64.4
Accumulated other comprehensive income (loss)	(0.8)	(0.6)

Total stockholders’ equity	263.8	266.5

Total liabilities and stockholders’ equity	$557.9	$577.1

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Net sales	$1,345.4	$1,276.1
Cost of goods sold	1,264.2	1,200.6

Gross profit	81.2	75.5

Warehousing and distribution expenses	45.9	40.1
Selling, general and administrative expenses	34.1	31.2
Amortization of intangible assets	0.5	0.4

Total operating expenses	80.5	71.7

Income from operations	0.7	3.8
Interest expense	0.5	0.9
Interest income	(0.3)	(0.2)
Foreign currency transaction losses, net	1.0	0.1

Income (loss) before income taxes	(0.5)	3.0
Provision for income taxes	—	0.9

Net income (loss)	$(0.5)	$2.1

Basic income (loss) per common share	$(0.05)	$0.20

Diluted income (loss) per common share	$(0.05)	$0.19

Basic weighted average shares	10.6	10.3
Diluted weighted average shares	10.6	11.1

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$(0.5)	$2.1
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
LIFO and inventory provisions	2.3	2.1
Amortization of debt issuance costs	0.1	0.1
Amortization of stock-based compensation expense	1.0	1.2
Bad debt expense, net	0.3	(0.2)
Depreciation and amortization	4.4	3.5
Foreign currency transaction losses, net	1.0	0.1
Changes in operating assets and liabilities:
Accounts receivable	1.0	6.8
Other receivables	0.1	3.3
Inventories	10.4	35.9
Deposits, prepayments and other non-current assets	0.5	(9.7)
Accounts payable	9.0	13.8
Cigarette and tobacco taxes payable	(1.8)	14.7
Pension, claims and other accrued liabilities	1.3	(4.4)
Income taxes payable	—	(0.4)

Net cash provided by operating activities	29.1	68.9

Cash flows from investing activities:
Restricted cash	(1.5)	(1.9)
Additions to property and equipment, net	(6.0)	(2.0)
Capitalization of internally developed software	(0.2)	—

Net cash used in investing activities	(7.7)	(3.9)

Cash flows from financing activities:
Repayments under revolving credit facility, net	(20.9)	(71.9)
Repurchases of common stock shares (treasury stock)	(2.1)	—
Proceeds from exercise of common stock options	0.1	1.1
Excess tax deductions associated with stock-based compensation	0.1	0.5
Increase in book overdrafts	—	1.9

Net cash used in financing activities	(22.8)	(68.4)

Effects of changes in foreign exchange rates	(0.3)	0.1

Decrease in cash and cash equivalents	(1.7)	(3.3)
Cash and cash equivalents, beginning of period	21.3	19.9

Cash and cash equivalents, end of period	$19.6	$16.6

Supplemental disclosures:
Cash (refunded) paid during the period for:
Income taxes, includes interest paid, net of refunds	$(3.5)	$1.6
Interest	$0.4	$1.2